Exhibit 10.6
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of June 15, 2009 (the “Effective Date”) among (a) SILICON VALLEY BANK, a California corporation with a loan production office located at 8020 Towers Crescent Drive, Suite 475, Vienna, Virginia 22182 (“Bank”), and (b) ELOQUA LIMITED, a Delaware corporation (“U.S. Borrower”) and ELOQUA CORPORATION, a corporation organized under the laws of the Province of Ontario (“Canadian Borrower”) (hereinafter, U.S. Borrower and Canadian Borrower are jointly and severally, individually and collectively, referred to as “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:
     1 ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Notwithstanding the foregoing, all financial covenant calculations shall be computed with respect to Borrower only, and not on a consolidated basis. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement, after the occurrence of the Initial Audit, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. Notwithstanding the foregoing, Borrower shall request an initial Advance on the Effective Date in an amount equal to at least Two Million Dollars ($2,000,000.00).
          (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
     2.1.2 Letters of Credit Sublimit.
          (a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower’s account. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed One Million Dollars ($1,000,000.00). If, on the Revolving Line Maturity Date, or the effective date of any termination of this Agreement by Borrower, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to one hundred five percent (105.0%) of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake (other than gross negligence or willful misconduct of Bank), whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

          (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
          (c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
          (d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10.0%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
     2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). Each FX Forward Contract shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10.0%) of the outstanding amount of the FX Forward Contract in a maximum amount of Three Million Dollars ($3,000,000.00) (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to the aggregate FX Reserves for all outstanding FX Forward Contracts (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.1.4 Cash Management Services Sublimit. Borrower may use up to One Million Dollars ($1,000,000.00) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount, exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess.
     2.3 Payment of Interest on the Credit Extensions.
          (a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of one percentage point (1.0%) above the Prime Rate or six percent (6.0%), which interest shall be payable monthly in accordance with Section 2.3(f) below.
          (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall, upon written notice from Bank to Borrower, bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          (c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

          (d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
          (e) Debit of Accounts. Bank may debit the Designated Deposit Account for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.
          (f) Payments. Unless otherwise provided, interest is payable monthly in arrears on the Payment Date. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When any payment is due on a day that is not a Business Day, the payment shall be due the next Business Day and all fees or interest, as applicable, shall continue to accrue until paid.
     2.4 Withholding. Payments received by Bank from Borrower hereunder will be made free and clear of any withholding taxes. Specifically, however, if at any time any governmental authority, applicable law, regulation or international agreement requires Borrower to make any such withholding or deduction from any such payment or other sum payment hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall pay the full amount withheld or deducted to the relevant governmental authority. Borrower will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such withholding payment provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.4 shall survive the termination of this Agreement.
     2.5 Fees. Borrower shall pay to Bank:
          (a) Commitment Fee. A fully earned, non-refundable commitment fee of Twenty-Five Thousand Dollars ($25,000.00), on the Effective Date;
          (b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit by Bank;
          (c) Minimum Interest. In the event that the aggregate amount of interest earned by Bank under this Agreement in any quarter is less than Thirty Thousand Dollars ($30,000.00), Borrower shall pay to Bank an additional interest payment equal to (i) Thirty Thousand Dollars ($30,000.00) minus (ii) the aggregate amount of all interest earned by Bank under this Agreement in such quarter. Such additional interest shall be payable on the first day of the next quarter; and
          (d) Bank Expenses. All Bank Expenses incurred and invoiced to Borrower through and after the Effective Date, when due.
     3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          (a) duly executed original signatures to the Loan Documents dated as of the Effective Date to which it is a party;
          (b) duly executed original signatures to the Control Agreement(s);

          (c) its Operating Documents and a certificate of status (for Canadian Borrower) and a certificate of good standing (for U.S. Borrower) certified by the applicable government authority as of a date no earlier than thirty (30) days prior to the Effective Date;
          (d) Secretary’s Certificate with duly executed original signatures to the completed Borrowing Resolutions for Borrower;
          (e) a payoff letter from Comerica Bank;
          (f) evidence that (i) the Liens securing Indebtedness owed by Borrower to Comerica Bank have been or will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;
          (g) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any Code termination statements/estoppels/confirmations) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          (h) Personal Property Security Act estoppels/confirmations for Relational Funding, CIT Financial Ltd. and MCAP Leasing Inc.;
          (i) the Perfection Certificate executed by each Borrower, together with the duly executed original signature thereto;
          (j) a landlord’s consent in favor of Bank for each of Borrower’s locations executed by the landlord thereof, together with the duly executed original signatures thereto;
          (k) a legal opinion of Borrower’s counsel dated as of the Effective Date together with the duly executed original signatures thereto;
          (l) evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;
          (m) the completion of the Initial Audit; and
          (n) payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof.
     3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
          (a) except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;
          (b) the representations and warranties in Section 5 shall be true, accurate and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 are true, accurate and complete in all material respects on the date thereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

          (c) in Bank’s reasonable discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition of Borrower or the prospect of repayment of the Obligations when due, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.
     3.3 Covenant to Deliver.
     Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
     3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.
     4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
     If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
     4.2 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral in a manner consistent with Exhibit A, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.
     5 REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants as follows at all times unless expressly provided below:
     5.1 Due Organization, Authorization; Power and Authority. Borrower and each of its Subsidiaries are duly existing and in good standing as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, each Borrower has delivered to Bank a completed certificate signed by Borrower (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
     The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification by Borrower with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which Borrower or any of its Subsidiaries may be bound in which the default could have a material adverse effect on Borrower’s business.
     5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
          The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. Other than laptop computers and other mobile Equipment in the possession of employees, consultants or agents of Borrower, none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral in excess of One Hundred Thousand Dollars ($100,000.00) to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion. All Inventory is in all material respects of good and marketable quality, free from material defects.
          Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement (other than over-the-counter software that is commercially available to the public) or any other property, or (b) for which a default under or termination of which could interfere with the Bank’s right to sell any Collateral. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all such licenses or agreements to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement, whether now existing or entered into in the future, and (y) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.
     5.3 Accounts Receivable. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
     5.4 Litigation. Except as provided in the Perfection Certificate, as of the Effective Date and at such other times required hereunder, including pursuant to Section 3.2, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000.00).
     5.5 No Material Deterioration in Financial Condition; Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
     5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
     5.7 Regulatory Compliance. U.S. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. U.S. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). U.S. Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither U.S. Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.
     5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.9 Tax Returns and Payments; Pension Contributions. Borrower and its Subsidiaries have timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, provincial, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

     5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank in connection with the Loan Documents, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading, in light of the circumstances in which they were made (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     6 AFFIRMATIVE COVENANTS
     Borrower shall do all of the following:
     6.1 Government Compliance.
          (a) Except as permitted under Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.
          (b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
     6.2 Financial Statements, Reports, Certificates.
          (a) Deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidating balance sheet and income statement covering Borrower’s and each of its Subsidiary’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from KPMG LLP or another independent certified public accounting firm acceptable to Bank in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt; (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the internet; (v) a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of Two Hundred Fifty Thousand Dollars ($250,000.00) or more; (vi) as soon as available, but no later than thirty (30) days after the last day of Borrower’s fiscal year, and contemporaneously with any updates thereto, board-approved projections and a budget for the subsequent fiscal year; and (vii) budgets, sales projections, operating plans and other financial information reasonably requested by Bank.
          (b) Within thirty (30) days after the last day of each month, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date).
          (c) Within thirty (30) days after the last day of each month, deliver to Bank with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.
          (d) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Without including the Initial Audit, such audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing. The charge for each audit shall not exceed Eight Hundred Fifty Dollars ($850.00) (or such higher amount as shall represent Bank’s then-current standard charge for the same), per person per day, plus out of pocket expenses. Notwithstanding the foregoing, no Credit Extension may be requested prior to the Initial Audit.

          (e) Within five (5) days after the first day of each month, Borrower shall deliver to Bank a Lease Certificate, signed by a Responsible Officer, in the form of Exhibit E.
     6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00).
     6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay all foreign, provincial, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request (it being acknowledged that the insurance maintained by Borrower as of the Effective Date is acceptable to Bank as of the Effective Date). Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank and shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. All liability policies shall show, or have endorsements showing, Bank as an additional insured, and all such policies shall provide that the insurer shall endeavor to give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Fifty Thousand Dollars ($250,000.00) toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.
     6.6 Operating Accounts.
          (a) Maintain all of its and all of its U.S. and Canadian Subsidiaries’ and parent’s operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates or Royal Bank of Canada, which accounts shall be demand deposit accounts, sweep accounts and/or money market accounts; provided, however, Borrower may maintain “petty cash” accounts with balances not to exceed Fifty Thousand Dollars ($50,000.00) per account or Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate for all such accounts at any time.
          (b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

     6.7 Financial Covenant — Adjusted Quick Ratio. Commencing as of the month ended March 31, 2009, and as of the last day of each month thereafter, Borrower shall maintain at all times, to be tested as of the last day of each month, an Adjusted Quick Ratio of at least 1.5 to 1.0.
     6.8 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
     6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
     6.10 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.
     7 NEGATIVE COVENANTS
     Borrower shall not do any of the following without Bank’s prior written consent:
     7.1 Dispositions. Convey, sell, lease, transfer, assign or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, obsolete or surplus Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.
     7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in management such that a Key Person ceases to hold such office with Borrower and a replacement reasonably satisfactory to Bank is not made within ninety (90) days after such Key Person’s departure from Borrower, or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than forty-five percent (45.0%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital or other institutional or strategic investors so long as Borrower identifies to Bank such investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless each such new office or business location contains less than Twenty-Five Thousand Dollars ($25,000.00) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.
     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.
     7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert or exchange any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) U.S. Borrower may purchase or redeem shares of capital stock of Canadian Borrower solely with shares of capital stock of U.S. Borrower, (iii) Borrower may pay dividends solely in common stock; and (iv) Borrower may repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of such repurchases does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000.00) per fiscal year; or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.
     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower (other than transactions between Borrowers), except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
     7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.
     7.10 Compliance. With respect to U.S. Borrower, become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on U.S. Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of U.S. Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     8 EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations (under (a) or (b) above) are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Revolving Line Maturity Date, or the date of acceleration pursuant to Section 9.1(a) herein). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

     8.2 Covenant Default.
          (a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, or 6.9, or violates any covenant in Section 7; or
          (b) Borrower or any of its Subsidiaries fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section 8.2(b) shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     8.3 Material Adverse Change. A Material Adverse Change occurs;
     8.4 Attachment; Levy; Restraint on Business.
          (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and
          (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;
     8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could have a material adverse effect on Borrower’s or any Guarantor’s business;
     8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);
     8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement;

     8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor; (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or
     8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.
     9 BANK’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following to the extent not prohibited by applicable law:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
          (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement among Borrower and Bank;
          (c) demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
          (d) terminate any FX Forward Contracts;
          (e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;
          (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates at a location that is reasonably convenient to Bank and Borrower. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge by Borrower, to exercise any of Bank’s rights or remedies;
          (g) apply to the Obligations then due any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;
          (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

          (i) place a “hold” on any account maintained by Borrower with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (j) demand and receive possession of Borrower’s Books; and
          (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate charged by Bank, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
     9.5 Bank’s Liability for Collateral. So long as Bank complies with applicable law and reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.
     10 NOTICES
     All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Eloqua Limited
Eloqua Corporation
1921 Gallows Road, Suite 250
Vienna, Virginia 22182
Attn: Don Clarke
Fax: (703) 584-2751
Email: don.clarke@eloqua.com

with a copy to:	Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
Attn: Mark D. Smith
Fax: (617) 523-1231
Email: marksmith@goodwinprocter.com

If to Bank:	Silicon Valley Bank
8020 Towers Crescent Drive, Suite 475
Vienna, Virginia 22182
Attn: Ms. Heather Parker
Fax: (703) 356-7643
Email: hparker@svb.com

with a copy to:	Riemer & Braunstein, LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: David A. Ephraim, Esquire
Fax: (617) 880-3456
Email: DEphraim@riemerlaw.com
     11 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
     Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     NO DOCUMENT SHALL BE DEEMED DELIVERED TO BANK UNTIL RECEIVED AND ACCEPTED BY BANK AT ITS OFFICES IN VIENNA, VIRGINIA. UNDER NO CIRCUMSTANCES SHALL THIS AGREEMENT TAKE EFFECT UNTIL EXECUTED AND ACCEPTED BY BANK AT SAID OFFICES.
     12 GENERAL PROVISIONS
     12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
     12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
     12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

     12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.9 Confidentiality. In handling any financial statements of Borrower or other confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
     Bank may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Bank does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
     12.10 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any Obligations of Borrower then due regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     12.11 Borrower Liability. Either Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives any suretyship defenses available to it under the Code or any other applicable law. Each Borrower waives any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 12.11 shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

     13 DEFINITIONS
     13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
     “Adjusted Quick Ratio” is a ratio of (a) Quick Assets to (b) Current Liabilities minus the current portion of Deferred Revenue.
     “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.
     “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.
     “Bank” is defined in the preamble hereof.
     “Bank Expenses” are all documented audit fees and expenses and other reasonable documented out-of-pocket costs, and expenses (including reasonable documented attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower or any Guarantor.
     “Borrower” is defined in the preamble hereof.
     “Borrower’s Books” are all Borrower’s books and records including ledgers, federal, provincial and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Base” is eighty percent (80.0%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may, in consultation with Borrower, decrease the foregoing percentage in its reasonable business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.
     “Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.
     “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

     “Business Day” is any day that is not a Saturday, Sunday, or a day on which Bank is closed.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or Canada or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
     “Cash Management Services” is defined in Section 2.1.4.
     “Claims” are defined in Section 12.2.
     “Code” is (a) with respect to U.S. Borrower, the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions, and (b) with respect to Canadian Borrower or any tangible assets located in Canada, the Personal Property Security Act (Ontario) as amended and as may be further amended and in effect from time to time; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Personal Property Security Act in effect in a provincial jurisdiction other than Ontario, the term “Code” shall mean the Personal Property Security Act as enacted and in effect in such other province solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

     “Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.
     “Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.
     “Default Rate” is defined in Section 2.3(b).
     “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
     “Designated Deposit Account” is Borrower’s deposit account, account number                     , maintained with Bank.
     “Dollars,” “dollars” and “$” each mean lawful money of the United States.
     “Effective Date” is the date set forth in the preamble hereof.
     “Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right, at any time after the Effective Date, in consultation with Borrower, to adjust any of the criteria set forth below and to establish new criteria in its reasonable business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:
          (a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;
          (b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
          (c) Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada;
          (d) Accounts billed and/or payable outside of the United States;
          (e) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;
          (f) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
          (g) Accounts with credit balances over ninety (90) days from invoice date;
          (h) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five percent (25.0%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;
          (i) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
          (j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

          (k) Accounts owing from an Account Debtor that has not been invoiced or where goods or services (other than prepaid maintenance that is Deferred Revenue) have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);
          (l) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);
          (m) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
          (n) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;
          (o) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its reasonable discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);
          (p) Accounts for which the Account Debtor has not been invoiced;
          (q) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
          (r) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days;
          (s) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor;
          (t) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
          (u) Accounts for which Bank in its reasonable business judgment determines collection to be doubtful, provided that Bank shall consult with Borrower in connection with making any such determination; and
          (v) other Accounts Bank deems ineligible in the exercise of its reasonable business judgment, provided that Bank shall consult with Borrower in connection with making any such determination.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.
     “Foreign Currency” means lawful money of a country other than the United States.
     “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

     “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.
     “FX Forward Contract” is defined in Section 2.1.3.
     “FX Reduction Amount” is defined in Section 2.1.3.
     “FX Reserve” is defined in Section 2.1.3.
     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
     “Governmental Authority” is any nation or government, any state or province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
     “Guarantor” is any present or future guarantor of the Obligations.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Indemnified Person” is defined in Section 12.2.
     “Initial Audit” is Bank’s inspection of the Collateral and Borrower’s Books, with results satisfactory to Bank in its sole and absolute discretion.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code or the Bankruptcy and Insolvency Act (Canada), or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief, whether in the United States or Canada.
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “Key Person” is either of Borrower’s Chief Executive Officer or Chief Financial Officer, who are as of the Effective Date, Joseph Payne and Don Clarke, respectively.
     “Lease Certificate” is attached as Exhibit E.
     “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
     “Letter of Credit Application” is defined in Section 2.1.2(a).
     “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).
     “Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
     “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any subordination agreements, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
     “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations when due; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a substantial likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.
     “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.
     “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the applicable Governmental Authority of such Person’s jurisdiction of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
     “Payment/Advance Form” is that certain form attached hereto as Exhibit B.
     “Payment Date” is the first (1st) calendar day of each calendar month.
     “Perfection Certificate” is defined in Section 5.1.
     “Permitted Indebtedness” is:
          (a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;
          (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
          (c) Subordinated Debt;

          (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business; and
          (e) Indebtedness secured by purchase money Liens described in clause (c) of the definition of Permitted Liens;
          (f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; and
          (g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
     “Permitted Investments” are:
          (a) Investments (including Subsidiaries) shown on the Perfection Certificate which are existing on the Effective Date;
          (b) Cash Equivalents;
          (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;
          (d) Investments consisting of deposit accounts in which Bank has a perfected security interest;
          (e) Investments accepted in connection with Transfers permitted by Section 7.1;
          (f) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;
          (g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;
          (h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of Borrower’s business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary; and
          (i) Investments in Eloqua (UK) Limited (Borrower’s Subsidiary organized under the laws of the United Kingdom) and Eloqua Singapore Pte. Ltd. (Borrower’s Subsidiary organized under the laws of Singapore) for the ordinary and necessary current operating expenses of such Subsidiaries in an aggregate amount not to exceed (i) Nine Hundred Thousand Dollars ($900,000.00) in the aggregate in any calendar quarter during 2009, (ii) One Million Six Hundred Thousand Dollars ($1,600,000.00) in the aggregate in any calendar quarter during 2010 or in the calendar quarter ending March 31, 2011, (iii) Two Million Five Hundred Thousand Dollars ($2,500,000.00) in the aggregate between April 1, 2009 and December 31, 2009, or (iv) Six Million Five Hundred Thousand Dollars ($6,500,000.00) in the aggregate between January 1, 2010 and March 31, 2011.
     “Permitted Liens” are:
          (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
          (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s

Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
          (c) purchase money Liens (including capital leases) (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Five Hundred Thousand Dollars ($1,500,000.00) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; and
          (d) leases or subleases and non-exclusive licenses or sublicenses or similar rights granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses (other than over-the-counter software that is commercially available to the public) do not prohibit granting Bank a security interest;
          (e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
          (f) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of Bank’s Liens and the aggregate amount of such Liens does not at any time exceed Fifty Thousand Dollars ($50,000.00);
          (g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA), provided, they have no priority over any of Bank’s Liens and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed Fifty Thousand Dollars ($50,000.00);
          (h) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7; and
          (i) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prime Rate” is the greater of (a) four percent (4.0%), and (b) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
     “Quick Assets” is, on any date, Borrower’s unrestricted cash maintained with Bank, plus unrestricted cash in accounts maintained with Royal Bank of Canada to the extent that Bank has a first priority perfected security interest in such accounts, plus net billed accounts receivable, determined according to GAAP.
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
     “Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
     “Revolving Line” is an Advance or Advances in an amount equal to Five Million Dollars ($5,000,000.00).
     “Revolving Line Maturity Date” is June 15, 2011.

     “Secretary’s Certificate” is the Certificate executed by Secretary of U.S. Borrower or an Officer of Canadian Borrower, in form and substance reasonably acceptable to Bank, certifying that the transaction contemplated by this Agreement, have been authorized.
     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Settlement Date” is defined in Section 2.1.3.
     “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
     “Subsidiary” means, with respect to any Person, any Person of which more than fifty percent (50.0%) of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more Affiliates of such Person.
     “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.
“Transfer” is defined in Section 7.1.
[Signature page follows.]

     IN WITNESS WHEREOF, this Agreement, and all documents executed in connection therewith, or relating thereto, have been negotiated, prepared and deemed to be executed by Borrower in the United States of America. In addition, this Agreement is being executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER: ELOQUA LIMITED
By:	/s/ Donald E. Clarke
Name: Donald E. Clarke
Title: CFO

ELOQUA CORPORATION

By:	/s/ Joseph P. Payne
Name: Joseph P. Payne
Title: CEO

BANK: SILICON VALLEY BANK
By:	/s/ Heather Parker
Name: Heather Parker
Title: Relationship Manager

1

EXHIBIT A — COLLATERAL DESCRIPTION
     The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired, any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.
     Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

1

EXHIBIT B — LOAN PAYMENT/ADVANCE REQUEST FORM
Deadline for same day processing is Noon E.S.T.

Fax To:	Date:
Loan Payment:
Eloqua Limited
Eloqua Corporation

From Account #	To Account #
(Deposit Account #)	(Loan Account #)
Principal $	and/or Interest $
Authorized Signature:	Phone Number:
Print Name/Title:
Loan Advance:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account #
(Loan Account #)	(Deposit Account #)

Amount of Advance $
All Borrower’s representations and warranties in the Loan and Security Agreement are true, accurate and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:
Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, E.S.T.

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:
By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):

1

Print Name/Title:	Print Name/Title:

Telephone #:	Telephone #:

2

EXHIBIT C — BORROWING BASE CERTIFICATE
Borrower: Eloqua Limited and Eloqua Corporation
Lender: Silicon Valley Bank
Commitment Amount: $5,000,000.00

ACCOUNTS RECEIVABLE
1.	Accounts Receivable (invoiced) Book Value as of	$

2.	Additions (please explain on reverse)	$

3.	TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due	$

5.	Balance of 50% over 90 day accounts	$

6.	Foreign Accounts	$

7.	Foreign Invoiced Accounts	$

8.	Contra/Customer Deposit Accounts	$

9.	Intercompany/Employee Accounts	$

10.	Credit balances over 90 days	$

11.	Concentration Limits	$

12.	U.S. Governmental Accounts	$

13.	Promotion or Demo Accounts; Guaranteed Sale or Consignment Sale Accounts	$

14.	Accounts with Progress/Milestone/Pre-billings; Contract Accounts	$

15.	Accounts for Retainage Billings	$

16.	Trust Accounts	$

17.	Bill and Hold Accounts	$

18.	Unbilled Accounts	$

19.	Non-Trade Accounts	$

20.	Accounts with Extended Term Invoices	$

21.	Accounts subject to Chargebacks	$

22.	Disputed Accounts	$

23.	Other (please explain on reverse)	$

24.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$

25.	Eligible Accounts (#3 minus #24)	$

26.	ELIGIBLE AMOUNT OF ACCOUNTS (80.0% of #25)	$

BALANCES
27.	Maximum Loan Amount	$

28.	Total Funds Available (lesser of #27 or #26)	$

29.	Present balance owing on Line of Credit	$

30.	Outstanding under Sublimits	$

31.	RESERVE POSITION (#28 minus #29 and #30)	$

[Continued on following page.]

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS:

By:
Authorized Signer

Date:

BANK USE ONLY

Received by:
AUTHORIZED SIGNER
Date:

Verified:
AUTHORIZED SIGNER
Date:

Compliance Status:	Yes	No

EXHIBIT D — COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:

FROM: ELOQUA LIMITED and ELOQUA CORPORATION
     The undersigned authorized officer of ELOQUA LIMITED and ELOQUA CORPORATION (jointly and severally, individually and collectively, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement among Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, provincial, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited)	FYE within 180 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate (with A/R & A/P Agings)	Monthly within 30 days	Yes No
Board-approved projections and budget	FYE within 30 days, and
contemporaneously with any updates

Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis:
Adjusted Quick Ratio	>1.5:1.0	:1.0	Yes No
     The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ELOQUA LIMITED

ELOQUA CORPORATION

By:

Name:

Title:

BANK USE ONLY

Received by:
AUTHORIZED SIGNER

Date:

Verified:
AUTHORIZED SIGNER

Date:

Compliance Status:	Yes	No

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
     In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.
Dated:
I. Adjusted Quick Ratio (Section 6.7)
Required:                 1.50:1.00
Actual:                         :1.00

A.	Aggregate value of the unrestricted cash of Borrower maintained at Bank	$

B.	Aggregate value of the net billed accounts receivable of Borrower	$

C.	unrestricted cash in accounts maintained with Royal Bank of Canada to the extent that Bank has a first priority perfected security interest in such accounts	$

D.	Quick Assets (the sum of lines A, B and C)	$

E.	Aggregate value of Obligations to Bank	$

F.
Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and not otherwise reflected in line E above that matures within one (1) year
$

G.	Current Liabilities (the sum of lines E and F)	$

H.	Aggregate value of the current portion of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue	$

I.	Line G minus line H	$

J.	Adjusted Quick Ratio (line D divided by line I)

Is line J equal to or greater than 1.50:1.00?

No, not in compliance	Yes, in compliance

EXHIBIT E
LEASE CERTIFICATE
     I,                                , an authorized officer of ELOQUA CORPORATION (the “Borrower”), certify under the Loan and Security Agreement dated as of June 15, 2009 (the “Agreement”) among Borrower, Eloqua Limited and Silicon Valley Bank (“Bank”) as follows:
     Borrower represents and warrants to Bank in connection with the lease by and between 674951 Ontario Limited (“Landlord”) and Borrower dated as of February 10, 2005, as amended, for property located at 543 Richmond Street West, Toronto, Canada (hereinafter collectively referred to as the “Lease”), that:
     1. The Lease has not been altered or amended and is in full force and effect and is valid and subsisting and in good standing as of the date hereof; and
     2. No default or event of default or breach has occurred under the Lease and, as of the date hereof, Borrower has not received from the Landlord any verbal or written notice of a default or event of default or breach under the Lease.
Entered into and attested the day of , .

ELOQUA CORPORATION
By:
Name:
Title:

FIRST LOAN MODIFICATION AGREEMENT
     This First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of December 28, 2010, by and among (a) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 8020 Towers Crescent Drive, Suite 475, Vienna, Virginia 22182 (“Bank”) and (b) ELOQUA LIMITED, a Delaware corporation with its principal place of business at 1921 Gallows Road, Suite 250, Vienna, Virginia 22182 (“U.S. Borrower”) and ELOQUA CORPORATION, a corporation organized under the laws of the Province of Ontario with its principal place of business at 553 Richmond Street West, #214, Toronto, Ontario, Canada, M5V 1Y6 (“Canadian Borrower”) (hereinafter, U.S. Borrower and Canadian Borrower are jointly and severally, individually and collectively, referred to as “Borrower”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of June 15, 2009, evidenced by, among other documents, a certain Loan and Security Agreement dated as of June 15, 2009, between Borrower and Bank (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”). Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.
3.	DESCRIPTION OF CHANGE IN TERMS.
A.	Modifications to Loan Agreement.
1	Borrower shall deliver to Bank, within thirty (30) days of the date of this Loan Modification Agreement, the following documents: (a) amendments to UCC filing numbers 20093011639, 20093517494 and 20100082135 (each filed with the Delaware Department of State against U.S. Borrower), which amendments shall limit the collateral description therein to the specifically financed equipment in a manner satisfactory to Bank; and (b) PPSA confirmations/estoppels from each of Leasebank Credit Corporation, Northstar Leasing Corporation, Blue Chip Leasing Corporation and EPIus Canada Company, which PPSA confirmations/estoppels shall confirm that the PPSA registrations relate only to specific financed or leased equipment and shall not be used or relied upon to create or perfect a security interest in any other personal property or collateral of Borrower. The failure of Borrower to comply with this provision shall result in an immediate Event of Default under the Loan Agreement for which there shall be no grace or cure period.

2	The Loan Agreement shall be amended by inserting the following new Section 2.1.5, entitled “Term Loan”, appearing immediately after Section 2.1.4 thereof:
“     2.1.5 Term Loan.
     (a) Availability. Bank shall make one (1) term loan available to Borrower on the 2010 Effective Date in an amount of Two Million

Five Hundred Thousand Dollars ($2,500,000.00) subject to the satisfaction of the terms and conditions of this Agreement (the “Term Loan”).
     (b) Interest Payments. Commencing on the first Payment Date of the month following the month in which the Funding Date occurs, Borrower shall make monthly payments of interest in arrears on the Term Loan at the rate set forth in Section 2.3(a)(ii).
     (c) Repayment. Commencing on the Amortization Date, and continuing on each Payment Date thereafter, Borrower shall repay the aggregate amount of the Term Loan in (i) thirty six (36) equal monthly installments of principal, plus (ii) monthly payments of accrued and unpaid interest in arrears at the rate set forth in Section 2.3(a)(ii) (each, a “Term Loan Payment”). Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest and all other Obligations due with respect to the Term Loan. Once repaid, the Term Loan may not be reborrowed.
     (d) Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loan, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan at least five (5) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) all outstanding principal plus accrued and unpaid interest, (B) the Prepayment Premium, (C) the Final Payment, and (D) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.
     (e) Mandatory Prepayment Upon an Acceleration. If the Term Loan is accelerated by Bank in accordance with Section 9.1 (a) following the occurrence and during the continuance of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest, (ii) the Prepayment Premium, (iii) the Final Payment and (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.
     (f) Final Payment. On the Term Loan Maturity Date (or earlier as provided in Sections 2.1.5(d) and 2.1.5(e) above), Borrower shall pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to the Term Loan, an amount equal to the Final Payment.”
3	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.3 thereof:
“      (a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of one percentage point (1.0%) above the Prime Rate or six percent (6.0%), which interest shall be payable monthly in accordance with Section 2.3(f) below.”
and inserting in lieu thereof the following:
“      (a) Interest Rate.

     (i) Subject to Section 2,3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of one and one half percent (1.5%) above the Prime Rate or five and one-half percent (5.50%), which interest shall be payable monthly in accordance with Section 2,3(f) below.
     (ii) Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the greater of two percent (2.0%) above the Prime Rate or six percent (6,0%), which interest shall be payable monthly in accordance with Section 2.3(f) below.”
4	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.5 thereof:
“      (c) Minimum Interest. In the event that the aggregate amount of interest earned by Bank under this Agreement in any quarter is less than Thirty Thousand Dollars ($30,000.00), Borrower shall pay to Bank an additional interest payment equal to (i) Thirty Thousand Dollars ($30,000,00) minus (ii) the aggregate amount of all interest earned by Bank under this Agreement in such quarter. Such additional interest shall be payable on the first day of the next quarter; and
     (d) Bank Expenses. All Bank Expenses incurred and invoiced to Borrower through and after the Effective Date, when due.”
and inserting in lieu thereof the following:
“   (c) Final Payment. The Final Payment, when due hereunder;
     (d) Prepayment Premium. The Prepayment Premium, when due hereunder; and
     (e) Bank Expenses. All Bank Expenses incurred and invoiced to Borrower through and after the Effective Date, when due.”
5	The Loan Agreement shall be amended by deleting the following, appearing as Section 3.4 thereof, in its entirety:
“      3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time on the Funding Date of the Advance. Together with any such electronic or facsimile notification. Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.”
and inserting in lieu thereof the following:
“      3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance or the Term Loan set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4) or the Term Loan, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time on the Funding Date of the Advance or Term Loan. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances and the Term Loan to the Designated Deposit Account. Bank may make Advances and the Term Loan under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances or Term Loan are necessary to meet Obligations which have become due.”
6	The Loan Agreement shall be amended by deleting the following, appearing as Section 5.3 thereof, in its entirety:
“      5.3 Accounts Receivable. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.”
and inserting in lieu thereof the following:
“      5.3 Eligible Recurring Revenue Contracts. For any Eligible Recurring Revenue Contract in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Recurring Revenue Contracts are and shall be, to the best of Borrower’s knowledge, true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may verify the amount of Borrower’s accounts receivable, if any. After the occurrence and during the continuance of any Event of Default, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds. All sales and other transactions underlying or giving rise to each Eligible Recurring Revenue Contract shall comply in all material respects with all applicable laws and governmental rules and regulations except to the extent that the failure to so comply could not reasonably be expected to have a material adverse effect on Borrower’s business. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Recurring Revenue Contracts in any Borrowing Base Certificate, To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Recurring Revenue Contracts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.”
7	The Loan Agreement shall be amended by inserting the following new text, appearing at the end of Section 6.2 thereof:
“      (f) Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank monthly milestone reporting, including, but not limited to a report of billings, CMRR and Dollar Renewal Rates.”
8	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.7 thereof, in its entirety:
“      6.7 Financial Covenant — Adjusted Quick Ratio. Commencing as of the month ended March 31, 2009, and as of the last day of each month thereafter, Borrower shall maintain at all times, to be tested as of the last day of each month, an Adjusted Quick Ratio of at least 1.5 to 1.0.”
and inserting in lieu thereof the following:
“      6.7 Financial Covenants.
     (a) Adjusted Quick Ratio. Borrower shall have, at all times, to be tested as of the last day of each month, an Adjusted Quick Ratio of at least (i) 1.5 to 1.0 through and including the month ending October 31, 2010, and (ii) 1.1 to 1.0 as of the month ending November 30, 2010 and thereafter.
     (b) Revenue. Borrower shall have quarterly revenue of at least (i) Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00) for each of the quarters ending December 31, 2010 and March 31, 2011, (ii) Fourteen Million Five Hundred Thousand Dollars ($14,500,000.00) for the quarter ending June 30, 2011, (iii) Fifteen Million Dollars ($15,000,000.00) for the quarter ending September 30, 2011 and (iv) Sixteen Million Dollars ($16,000,000.00) for the quarter ending December 31, 2011. For the quarter ending March 31, 2012 and for each quarter thereafter, Borrower shall have quarterly revenue in an amount equal to the greater of (A) eighty percent (80.0%) of the projected quarterly revenue for such quarter as set forth Borrower’s board-approved plan, and (B) an amount equal to Sixteen Million Dollars ($16,000,000.00) plus Five

Hundred Thousand Dollars ($500,000.00) for each quarter (inclusive of the subject quarter) that has passed since the quarter ended December 31, 2011.
     Notwithstanding the foregoing. Borrower shall not be required to comply with the financial covenants set forth in this Section 6.7 as of such time when both (a) all Credit Extensions pursuant to Section 2.1.1, 2.1.2, 2.1.3 and 2.1 4, together with all Obligations in connection therewith, have been paid in full in cash, and (b) the Revolving Line Maturity Date has passed.”
9	The Loan Agreement shall be amended by deleting the following text appearing in Section 7.1 thereof:
“      and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.”
and inserting in lieu thereof the following:
“      (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (e) of property between U.S. Borrower and Canadian Borrower.”
10	The Loan Agreement shall be amended by deleting the following text appearing in Section 8.1 thereof:
“Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations (under (a) or (b) above) are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Revolving Line Maturity Date, or the date of acceleration pursuant to Section 9.1(a) herein).”
and inserting in lieu thereof the following:
“Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations (under (a) or (b) above) are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Revolving Line Maturity Date, the Term Loan Maturity Date, or the date of acceleration pursuant to Section 9.1(a) herein),”
11	The Loan Agreement shall be amended by deleting the definition of Eligible Accounts appearing in Section 13.1 thereof.

12	The Loan Agreement shall be amended by inserting the following definitions appearing alphabetically in Section 13.1 thereof:
“      “2010 Effective Date” is December 28, 2010.”
“      “Amortization Date” means October 1, 2011.”
“      “Applicable CMRR Multiplier” is (a) two and one half (2.50) at all times when the trailing twelve (12) month Dollar Renewal Rate is eighty percent

(80%) or higher or (b) two (2) at all rimes when the trailing twelve (12) month Dollar Renewal Rate is less than eighty percent (80%).”
“      “CMRR” means aggregate total contract value pursuant to Eligible Recurring Revenue Contracts less non-recurring support, service and maintenance fees smoothed for billing purposes on a monthly basis over the duration of the aggregate contract(s) less accounts that have churned.”
“      “Dollar Renewal Rate” is for any Monitoring Window, (i) Borrower’s CMRR as of the first date of such monitoring window plus Borrower’s Net Upsell Churn during such Monitoring Window divided by (ii) Borrower’s CMRR as of the first day of such Monitoring Window.”
“      “Eligible Recurring Revenue Contracts” means executed, enforceable contracts with Borrower’s or its Subsidiaries’ Account Debtors which arise in the ordinary course of business that meet all Borrower’s representations and warranties in Section 5.3 and that give rise to CMRR.”
“      “Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of interest, or principal plus accrued interest, as applicable) with respect to the Term Loan due on the earlier of (a) the Term Loan Maturity Date, or (b) the acceleration of the Term Loan, or (c) the prepayment of the Terra Loan pursuant to Section 2.1(d) or Section 2.1(e), equal to Fifty Thousand Dollars ($50,000.00).”
“      “Funding Date” is the date on which the Term Loan is made to or for the account of Borrower which shall be a Business Day.”
“      “Monitoring Window” means for each subsequent monthly measuring period, the trailing twelve (12) months prior to the start of such monthly measuring period.”
“      “Net Upsell Churn” is for any Eligible Recurring Revenue Contracts under review in any Monitoring Window the CMRR of churn plus the CMRR of additional “upsells” for such Eligible Recurring Revenue Contracts.”
“      “Prepayment Premium” shall be an additional fee payable to Bank in an amount equal to: (i) for a prepayment of the Term Loan made on or prior to the first anniversary of the 2010 Effective Date, two percent (2.0%) of the principal amount of the Term Loan prepaid; and (ii) for a prepayment of the Term Loan made after the first anniversary of the 2010 Effective Date, one percent (1.0%) of the principal amount of the Term Loan prepaid. For sake of clarity, a prepayment shall include any payment hereunder made in connection with the Term Loan prior to the Term Loan Maturity Date that is not a scheduled payment of principal or interest.”
“      “Term Loan” is defined in Section 2.1.5(a).”
“     “Term Loan Maturity Date” is the first (1st) calendar day of the month that is the thirty-fifth (35th) month following the Amortization Date.”
“      “Term Loan Payment” is defined in Section 2.1,5(b).”

13	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:
“      “Borrowing Base” is eighty percent (80.0%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may, in consultation with Borrower, decrease the foregoing percentage in its reasonable business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.”
“      “Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.”
“      “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.”
“      “Revolving Line” is an Advance or Advances in an amount equal to Five Million Dollars ($5,000,000.00).”
“      “Revolving Line Maturity Date” is June 15, 2011.”
and inserting in lieu thereof the following:
“      “Borrowing Base” is Borrower’s current forward one (1) month CMRR multiplied by the Applicable CMRR Multiplier, as determined by Bank from Borrower’s most recent Borrowing Base Certificate.”
“      “Credit Extension” is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, Term Loan, or any other extension of credit by Bank for Borrower’s benefit.”
“      “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, the Final Payment, the Prepayment Premium, and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.”
“      “Revolving Line” is an Advance or Advances in an amount equal to Ten Million Dollars ($10,000,000.00).”
“      “ Revolving Line Maturity Date” is December 28, 2012.”

14	The Loan Agreement shall be amended by deleting the Borrowing Base Certificate appearing as Exhibit C thereto and inserting in lieu thereof the Borrowing Base Certificate set forth on Schedule 1 hereto.

15	The Loan Agreement shall be amended by deleting the Compliance Certificate appearing as Exhibit D thereto and inserting in lieu thereof the Compliance Certificate set forth on Schedule 2 hereto.
B. Waiver. Bank hereby waives Borrower’s existing defaults under the Loan Agreement by virtue of (i) Borrower’s failure to comply with the financial covenant set forth in Section 6.7(a) of the Loan Agreement (relative to the requirement that Borrower maintain a certain Adjusted Quick Ratio) as of the months ended October 31, 2010 and November 30, 2010 and (ii) Borrower’s transfer of certain Intellectual Property assets from Canadian Borrower to U.S. Borrower. Bank’s waiver of Borrower’s compliance with such covenants shall apply only to the foregoing specific periods.
4. FEES. Borrower shall pay to Bank (a) a working capital line modification fee equal to Fifty Thousand Dollars ($50,000.00), and (b) a term loan fee equal to Twelve Thousand Five Hundred Dollars ($12,500.00), which fees shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.
5. PERFECTION CERTIFICATES. Each of U.S. Borrower and Canadian Borrower have delivered updated Perfection Certificates to Bank in connection with this Loan Modification Agreement, which shall replace the previously delivered Perfection Certificates each dated as of June 15, 2009. All references to the “Perfection Certificate”, including but not limited to those in Section 5.1 of the Loan Agreement, shall be deemed to refer to the new Perfection Certificates delivered by U.S. Borrower and Canadian Borrower dated as of the date of this Loan Modification Agreement.
6. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
7. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
8. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.
9. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
10. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.
[The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, this Loan Modification Agreement, and all documents executed in connection therewith, or relating thereto, have been negotiated, prepared and deemed to be executed by Borrower in the United States of America. In addition, this Loan Modification Agreement is being executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date written above.

BORROWER:		BANK:

ELOQUA LIMITED		SILICON VALLEY BANK

By:	/s/ Donald E. Clarke	By:	/s/ Patrice Pratt

Name:	Donald E. Clarke	Name:	Patrice Pratt
Title:	CFO/Secretary/Treasurer	Title:	Relationship Manager

ELOQUA CORPORATION

By:	/s/ Joseph P. Payne

Name:	Joseph P. Payne
Title:	President & CEO

Schedule 1
EXHIBIT C - BORROWING BASE CERTIFICATE
Borrower: Eloqua Limited and Eloqua Corporation
Lender: Silicon Valley Bank
Commitment Amount: $10,000,000.00
REPORTING PERIOD as of

1. The aggregate total contract value pursuant to Eligible Recurring Revenue Contracts less non-recurring support, service and maintenance fees smoothed for billing purposes on a monthly basis over the duration of the aggregate contract(s) less accounts that have churned
$

2. Trailing twelve month Dollar Renewal Rate (DRR) %

a. Base CMRR for period	$
b. Net Upsell Churn for period	$
c. (a plus b) divided by (a)	$

3. Applicable CMRR Multiplier (circle)

a. 2.5x if trailing 12 month DRR is 80% or greater
b. 2.0x if trailing 12 month DRR is less than 80%Borrower’s contracts with its	Multiplier

4. Formula Ability (#1 multiplied by #3)	$

BALANCES

5. Maximum Loan Amount	$10,000,000.00
6. Total Funds Available (lesser of #4 or #5)	$
7. Present balance owing on Line of Credit	$
8. Outstanding under Sublimits (L/C, FX and cash management)	$
9. RESERVE POSITION (#6 minus #7 and #8)	$
[Continued on following page.]

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

BANK USE ONLY

COMMENTS:	Received by:
AUTHORIZED SIGNER
Date:
By:	Verified:
Authorized Signer	AUTHORIZED SIGNER

Date:	Date:
Compliance Status: Yes No

Schedule 2
EXHIBIT D – COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	ELOQUA LIMITED and ELOQUA CORPORATION
     The undersigned authorized officer of ELOQUA LIMITED and ELOQUA CORPORATION (jointly and severally, individually and collectively, “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement among Borrower and Bank (as amended, the “Agreement”), (1) Borrower is in compliance for the period ending                 with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, provincial, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited)	FYE within 180 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

Borrowing Base Certificate (with A/R & A/P Agings)	Monthly within 30 days	Yes No

Milestone reporting	Monthly within 30 days	Yes No

Board-approved projections and budget	FYE within 30 days, and contemporaneously with any updates	Yes No

Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis:
Adjusted Quick Ratio	≥1.1:1.0	:1.0	Yes No

Maintain on a Quarterly Basis:
Revenue	$ *	$	Yes No

*	As set forth in Section 6.7(b) of the Agreement.
     The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ELOQUA LIMITED	BANK USE ONLY
ELOQUA CORPORATION

Received by:
AUTHORIZED SIGNER
By:	Date:
Name:
Title:	Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
     In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.
Dated:
I.	Adjusted Quick Ratio (Section 6.7(a))

Required:	1.10:1.00
Actual:	:1.00

A.	Aggregate value of the unrestricted cash of Borrower maintained at Bank	$

B.	Aggregate value of the net billed accounts receivable of Borrower	$

C.	unrestricted cash in accounts maintained with Royal Bank of Canada to the extent that Bank has a first priority perfected security interest in such accounts	$

D.	Quick Assets (the sum of lines A, B and C)	$

E.	Aggregate value of Obligations to Bank	$

F.	Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and not otherwise reflected in line E above that matures within one (1) year	$

G.	Current Liabilities (the sum of lines E and F)	$

H.	Aggregate value of the current portion of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue	$

I.	Line G minus line H	$

J.	Adjusted Quick Ratio (line D divided by line I)
Is line J equal to or greater than 1.10:1.00?

No, not in compliance	Yes, in compliance
II.	Quarterly Revenue (Section 6.7(b))

Required:	$ (as set forth in Section 6.7(b)) of the Agreement)
Actual:	$

No, not in compliance	Yes, in compliance